EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post Effective Amendment No. 2 To Form S-3 Registration Statement (No. 333-104530) of K2 Inc. of our report dated January 31, 2003 on the consolidated financial statements of Brass Eagle Inc. appearing in the 2002 Form 10-K of Brass Eagle Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Oak Brook, Illinois

December 4, 2003